EXHIBIT 5.1





                                October 10, 1996

Moovies, Inc.
201 Brookfield Parkway
Greenville, SC  29607

Ladies and Gentlemen:

         We have acted as counsel to Moovies, Inc. ("Moovies") in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 1,850,000 shares of its Common Stock (the "Shares") for offering from time to time in connection with the acquisition of businesses and properties by Moovies and its subsidiaries. The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery. In this connection we have made such investigation and reviewed such documents as we deem necessary in the circumstances to render the following opinion.

         Based upon such investigation and review, it is our opinion that the Shares have been duly authorized for issue, and when (i) authorized for issuance by the Board of Directors of Moovies in transactions of the type and for the consideration described in the Registration Statement and (ii) issued or delivered upon receipt of such consideration, such Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion and to our firm in the prospectus included therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933 as amended.

                                Very truly yours,

                                ARNALL GOLDEN & GREGORY


                                ARNALL GOLDEN & GREGORY


365518.1
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